Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: FedEx Corporation (Ticker: “ FDX ”) Pricing date: September 30 , 2022 Valuation dates: September 30, 2024 and September 30, 2027 (the “final valuation date”) Maturity date: October 5, 2027 Automatic early redemption: If, on the valuation date prior to the final valuation date, the closing value of the underlying is greater than or equal to the initial underlying value, the notes will be automatically redeemed for $1,000 plus the applicable premium Premium: 23.00% CUSIP / ISIN: 17330RQA6 / US17330RQA67 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the final valuation date Underlying return : (final underlying value - initial underlying value) / initial underlying value Note return amount: • If the final underlying value is greater than the initial underlying value: $1,000 × underlying return × upside participation rate • If the final underlying value is less than or equal to the initial underlying value: $0 Upside participation rate: 100% Payment at maturity (if not autocalled): $1,000 + note return amount (if any) If the notes are not automatically redeemed prior to maturity and the final underlying value is less than or equal to the initial underlying value, you will be repaid your stated principal amount at maturity but will not receive any premium or note return amount. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per note Pricing supplement: Preliminary Pricing Supplement dated September 30, 2022 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Market - Linked Notes Linked to FDX Valuation Date on which Underlying Exceeds Initial Underlying Value Premium Hypothetical Payment at Early Redemption September 30, 2024 23.00% $1,230.00 *If the closing value of the underlying is not greater than or equal to the initial underlying value on the valuation date prior to the final valuation date, then the notes will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Early Redemption* Hypothetical Payment at Maturity** ** If not automatically redeemed prior to maturity

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the notes . • The notes do not pay interest. • The term of the notes may be as short as two years . • Your potential return on the notes in connection with an automatic early redemption is limited. • The notes may be automatically redeemed prior to maturity, limiting the term of the notes. • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the notes are not automatically redeemed prior to maturity or if the underlying declines or does not appreciate sufficiently from the initial underlying value to the final underlying value. • Your return on the notes depends on the closing value of the underlying on only the valuation dates. • You will not receive dividends or have any other rights with respect to the underlying. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date will be less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • Even if the underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. • The notes will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the underlying. • The notes may become linked to an underlying other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying shares. • If the underlying shares are delisted, we may call the notes prior to maturity for an amount that may be less than the stated principal amount. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.